Exhibit (d)(17)

[TRANSLATION FOR WORKING PURPOSES ONLY]

CERTIFIED PRIVATE AGREEMENT

BETWEEN:

(1)                                 UNICREDIT CORPORATE BANKING S.P.A., with registered and administrative offices in Verona (Italy), at Via Garibaldi no. 1, fully paid-up share capital: Euro 6,604,173,696.00 (six billion six hundred and four million one hundred seventy-three thousand six hundred ninety-six/00), tax code, VAT number and number of registration in the Verona Companies Register: 03656170960, ABI code 3226.8, enrolled in the Register of Banks and a member of the UniCredit Bank Group, which is enrolled in the Register of Bank Groups under no. 3135 (hereinafter also referred to as “UniCredit”, “Lending Party” or “Agent Bank”), represented by Mr. Sabatino Sergio, born in Salerno on October 30, 1968, who act in his capacity as Quadro Direttivo del V livello — Gestione Corporate, who is authorized to act for the purposes of this agreement by virtue of the powers granted to him through a power of attorney granted by Mr. Mario Fertonani, born in Mantua, on 3rd September 1933 and domiciled for the purposes of his office in the place specified above, in his capacity as Chairman of the Board of Directors of the aforesaid Bank, authenticated and sealed by Notary Public Marco Cicogna of Verona, on 2nd January 2003 (directory no. 87071/6486), registered in the Italian Inland Revenue Office of Verona 1, on 7th January 2003 under no. 37 whose original authenticated copy is attached to the deed which has been authenticated by Notary Public De Pasquale on January 30, 2003, directory no. 140.903 registered in Faenza under no.130;

AND

(2)                                 KEMET CORPORATION, with registered office in Simpsonville, 2835 Kemet Way, South Carolina, USA, Federal Tax Identification no. 57-0923789 (hereinafter referred to as “Beneficiary” or “Kemet”), represented by Mr. Marco Uberti, born in Bologna, on 8th June 1953, domiciled at the registered offices of Arcotronics Industries S.r.l. in Sasso Marconi, Via San Lorenzo no. 19, authorised to act for the purposes of this agreement by virtue of the powers granted by the Per-Olof Loof born in Bromma, Sweden on October 5, 1950, in his capacity as General Director of Kemet Corporation to him through a power of attorney authenticated on April 23, 2009 by the Notary Frances Bruderer, Notary in Florida the original authenticated copy of such power of attorney is filed with the deed authenticated by Federico Tonelli Notary of Casalecchio di Reno on April 30, 2009 directory 32053 an authenticated conformed copy of such power of attorney is annexed hereto as Annex A;

(UniCredit and Kemet are hereinafter collectively referred to also as “Parties”).

WHEREAS

(A)                             On April 30, 2009, the Beneficiary and UniCredit executed an amendment deed (the “ Amendment Deed”) by certified private agreement, with the parties’ signatures being authenticated by Notary Public Federico Tonelli (directory no.32053/18654), related to a loan agreement for an amount equal to Euro 60,000,000.00 (sixty million/00) executed on September 29, 2009, subsequently amended by the Parties;

(B)                               For the purposes of this agreement, all capitalised terms that are not otherwise defined in other sections of this agreement shall have the meanings ascribed to them in the Amendment Deed;

(C)                               As known by the Parties the effectiveness of the amendments set forth under paragraphs A, H and I of the Amendment Deed is subject to the occurrence of certain conditions precedents among which the fact that the drawdown of the portion of the term loan facility made available to the Beneficiary under the US Loan Agreement and to be applied in prepayment of the Notes has occurred within June 10, 2009;

(D)                              The Beneficiary intends to postpone the expiry date of the Tender Offer and, accordingly, it is necessary to extend the date within which the drawdown of the portion of the term loan facility made available to the Beneficiary under the US Loan Agreement and to be applied in prepayment of the Notes, shall occur

Now, therefore, the Parties hereby agree as follows:

1.             Interpretation

The recitals and the annexes form an integral and substantial part of this agreement, shall be deemed as valid and effective covenants, and shall therefore be fully binding upon the Parties, their successors and/or assignees.

The indexes of articles and the headings of annexes to this agreement have been included for convenience only, and shall not be taken into consideration for the purpose of interpreting the relevant articles and annexes.

2.             Amendments to the Amendment Deed

The Parties agree to replace the third paragraph of Article 3 (“Effectiveness”) of the Amendment Deed with the following paragraph:

The effectiveness of the amendments set forth under paragraphs A, H and I of article 2 (Additions and amendments to the Loan Agreement) of this amendment agreement is subject to the occurrence of the following conditions precedent:

(i)             delivery to the Lending Party of a copy of the US Loan Agreement executed between Kemet and the US Lender;

(ii)   evidence that the drawdown of the term loan facility to be applied in prepayment of the Notes under the US Loan Agreement has occurred within July 20, 2009;

it being understood that the Lending Party, as soon as it receives the documents or the evidence indicated above, and in any case within the day following the receipt of the same, shall promptly notify in writing to the Beneficiary, by means of a declaration signed by it (the “Communication”), that the conditions precedent mentioned above have been satisfied.

3.             Effectiveness

The Parties agree that (i) the provisions of the Amendment Deed not amended by means of this agreement shall continue to be in force as agreed in the same Loan Agreement; (ii) the amendments made to the Amendment Deed through the execution of this agreement are accessory, and not material, amendments to the terms and conditions of the Amendment Deed, therefore shall not result in (and shall not be construed in any way as resulting in) the objective novation (novazione oggettiva) of any of the obligations arising under the Amendment Deed and, consequently, shall not result in any way (and shall not be construed in any way as resulting in) the expiry and/or termination of any of the aforesaid obligations; and (iii) the securities created pursuant to the Financial Documents (including, without limitation, the Mortgages) are deemed fully valid and effective securities of the obligations arising under the Loan Agreement as amended from time to time.

The amendments set forth under article 2 (“Amendments to the Amendment Deed”) of this agreement are immediately effective among the Parties. This agreement shall be considered a Financial Document pursuant to the Loan Agreement

4.             Miscellanea

With regard to any matters which are not expressly regulated in this agreement, the Parties hereby expressly declare that the provisions of the Loan Agreement shall apply mutatis mutandis.

Except for that which is expressly provided for hereunder, no other and further amendments and/or additions to the Loan Agreement and/or to the Financial Documents have been agreed upon by the Parties.

This agreement shall be subject to registration, without the relevant registration tax being applied, as the Loan Agreement is subject to the substitute tax, pursuant to articles 15 et seq. of Presidential Decree no. 601 of 29th September 1973.

The Beneficiary hereby represents that it shall bear all costs and expenses, including notarial expenses relating to, or otherwise connected with, the execution of this agreement.

The Parties hereby agree that each party shall bear any attorney’s fees relating to the services provided by its own legal advisors in relation to the preparation, negotiation, and execution of this agreement.

This agreement is governed by, and shall be interpreted in accordance with, the Italian laws.  Any dispute which might arise in relation to the interpretation, effectiveness, validity, conclusion, performance or termination of this agreement shall be submitted to the exclusive jurisdiction of the Court of Verona, subject to the Agent Bank’s right to sue the Beneficiary before any other court.

SIGNED SERGIO SABATINO

SIGNED MARCO UBERTI

DIRECTORY NO. 181922	FILE NO. 13495

SIGNATURES’ AUTHENTICATION

REPUBBLIC OF ITALY

June 1 2009

In Faenza in Corso Mazzini no. 62

The undersigned Dottore GIOVANNI DE PASQUALE Public Notary in Faenza, admitted to the Notarial Bar of Ravenna, hereby certifies that :

•                                          SABATINO SERGIO born in Salerno on October 30, 1968 domiciled for the office at the branch of the Lending Party in Casalecchio Reno in Via Marconi no 34/2

•                                          UBERTI MARCO, born in Bologna, on 8 June 1953 domiciled for the office at the registered office of the company “ ARCOTRONICS INDUSTRIES SRL in Sasso Marconi Via San Lorenzo no. 19;

whose identity has been verified by the undersigned, have executed before the undersigned the above agreement pursuant to the law at o6:00 p.m..

SIGNED GIOVANNI DE PASQUALE NOTARY